Filed Pursuant to Rule 433

Registration No. 333-153598

May 7, 2009

Kinder Morgan Energy Partners, L.P.

Pricing Term Sheet

$300,000,000 5.625% Senior Notes due 2015

$700,000,000 6.850% Senior Notes due 2020

The following information supplements the Preliminary Prospectus Supplement dated May 7, 2009, and is filed pursuant to Rule 433, under Registration No. 333-153598

Issuer:	Kinder Morgan Energy Partners, L.P.
Security Type:	Senior Unsecured Notes
Ratings (Moody’s / S&P / Fitch)*:	Baa2 (Negative) / BBB (Negative) / BBB (Stable)
Pricing Date:	May 7, 2009
Settlement Date: (T+5)	May 14, 2009

	5.625% Senior Notes due 2015	6.850% Senior Notes due 2020

Maturity Date:	February 15, 2015	February 15, 2020
Principal Amount:	$300,000,000	$700,000,000
Benchmark:	T 1.875% due April 30, 2014	T 2.750% due February 15, 2019
Benchmark Price / Yield:	98-24 1/4/ 2.139%	95-21+ / 3.271%
Re-offer Spread to Benchmark:	+ 350 bps	+ 362.5 bps
Yield to Maturity:	5.639%	6.896%
Coupon:	5.625%	6.850%
Public Offering Price:	99.942%	99.669%
Optional Redemption:	T + 50 bps	T + 50 bps
Interest Payment Dates:	February 15 and August 15, beginning August 15, 2009
CUSIP / ISIN:	494550 BA3 / US494550BA30	494550 BB1 / US494550BB13
Joint Bookrunning Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC
Co-Managers:

Banc of America Securities LLC

Barclays Capital Inc.

Commerzbank Capital Markets Corp.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

SunTrust Robinson Humphrey, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (IDEA) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities Inc. collect call at 1-212-834-4533 or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.